EXHIBIT 3.7
CERTIFICATE OF INCORPORATION
OF
BAKERS CHOICE PRODUCTS, INC.
     FIRST: The name of the corporation is BAKERS CHOICE PRODUCTS, INC.
     SECOND: Its registered office in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Three Thousand (3000) shares of capital stock with a Ten Dollar ($10.00) par value.
     FIFTH: The name and mailing address of each incorporator is as follows:

Name	Residence
D. Michael Jones	1703 DeLafayette Place Richmond, VA 23233

Donald T. Cowles	104 Banbury Road Richmond, VA 23221

Brenda A. Hart	8264 West Greystone Circle Richmond, VA 23229

     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the corporation.
     The corporation may in its By-Laws confer powers upon its directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by the statutes.
     SEVENTH: The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the Board of Directors or in the By-Laws of the corporation. Elections of directors need not be by written ballot unless the By-Laws of the corporation shall so provide.
     EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that nothing contained in this Article EIGHTH shall eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     NINTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the State of Delaware. All rights herein conferred are granted subject to this reservation.

     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seal this 12th day of January, 1988.

/s/ D. Michael Jones
D. Michael Jones

/s/ Donald T. Cowles
Donald T. Cowles

/s/ Brenda A. Hart
Brenda A. Hart

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